Exhibit 99.2

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES APPROVAL OF

SHARE REPURCHASE PROGRAM

WEST SPRINGFIELD, MA—October 19, 2012—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank, announced that its Board of Directors has approved a new stock repurchase program. Under the program, the Company intends to repurchase up to 769,000 shares from time to time, depending on market conditions and other factors, at prevailing market prices in open-market or privately negotiated transactions. The authorized share repurchases represent approximately 5.0% of United Financial Bancorp’s current total outstanding common stock. The new plan will commence upon the latter of the completion of the Company’s current repurchase program announced on October 26, 2010 or the day after the New England Bancshares, Inc. special meeting to approve the merger with the Company, which is scheduled for November 1, 2012. The Company has approximately 69,000 shares remaining under the current program.

“We continue to believe that the repurchase of UBNK shares at reasonable prices is an attractive use of the Company’s capital and will enhance shareholder value over time.” commented Richard B. Collins, President and Chief Executive Officer of the Company.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts and six branches in the Worcester region of Central Massachusetts. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.